Exhibit 99.1

Washington Prime Group Reports Second Quarter 2017 Results

COLUMBUS, OH - July 26, 2017 - Washington Prime Group Inc. (NYSE: WPG) today reported results for the second quarter ended June 30, 2017 that reflect continued progress on the execution of the Company’s financial, operating and strategic objectives.

Lou Conforti, CEO and Director stated: “We increased guidance for fiscal 2017 net income and reaffirmed guidance for adjusted FFO to the midpoint of $1.23 and $1.67 per diluted share, respectfully. The second quarter was best characterized by continued stability as it related to Tier 1 and Open Air assets, which collectively represent 80% of total portfolio NOI. In addition, our objectives of diversification and common area utilization are proving successful as we mix things up and administer a much needed shot of adrenalin to our assets.”

“During the quarter, our leasing team didn’t just backfill space, they approached the shuttering of fair-to-middling retailers as an opportunity to diversify our tenant mix. As a result, year-to-date leasing volume totaled 2.6 million square feet as of June 30, 2017. What is encouraging is the fact that 40% of new deals are Lifestyle tenants, including food and beverage, entertainment and fitness. Our hybrid town center concept, which incorporates both enclosed and open air formats, now constitutes 70% of our enclosed retail properties. Future redevelopment efforts will further this optimized model. On the topic of redevelopment, we currently have 54 projects ranging from between $1-$60 million with an average estimated project yield of 9.5%.”

“Successful innovation can manifest itself in a variety of ways. Within our space, it boils down to whether or not we are improving the logistics, distribution and delivery of goods and services, and as importantly, enhancing the experience for our guests. Whether it be rolling out Tangible, our eCommerce platform; locating local craft brewers ‘center court’; providing ‘outside the box’ installations such as pop up shops, trunk shows, vending machines, digital media or a combination thereof; our continued and growing association with Amazon; ongoing discussions with a leading entertainment company to have ‘up and coming’ acts perform at our assets; or our Shelby’s Sugar Shop candy stores, it is imperative we practice both art and science, as well as common sense as to what our demographic constituencies desire.”

“Bottom line: Washington Prime Group is not a landlord in the antiquated sense of the word. Rather, we are a company which works proactively to improve our existing tenancy, attract differentiated concepts and use every darn square foot of our space to create the dynamism our guests deserve. Our tenants shouldn’t be confined to the four walls which demarcate their leased space. While I’m not saying any of this is easy, it is achievable. Now back to work as we continue to grind it out.”

Second Quarter Results

Net income attributable to common shareholders for the second quarter of 2017 was $135.5 million, or $0.72 per diluted share, compared to $17.8 million, or $0.10 per diluted share, a year ago. The year-over-year improvement was largely attributable to a net gain of $125.4 million primarily related to the formation of an additional joint venture with O’Connor Mall Partners, L.P., an affiliate of O’Connor Capital Partners (“O’Connor”), as well as a $21.2 million gain recognized in conjunction with the discounted pay-off of a mortgage loan secured by Mesa Mall, located in Grand Junction, Colorado, both of which were completed during the second quarter of 2017. This compares to a net debt extinguishment gain of $34.1 million, partially offset by $29.9 million of merger, restructuring and transaction costs recorded during the second quarter of 2016.

Funds from Operations (“FFO”) for the second quarter of 2017 were $110.6 million, or $0.50 per diluted share. This compares to $98.1 million, or $0.45 per diluted share, during the same quarter a year ago. Results for the second quarter of 2017 include a gain on the extinguishment of debt of $21.2 million. Results for the second quarter of 2016 included $29.9 million of merger, restructuring and transaction costs, as well as a net extinguishment gain of $34.1 million. When excluding these items, adjusted FFO (“AFFO”) for the second quarter of 2017 was $89.4 million, or $0.40 diluted share, which compares to $94.0 million, or $0.43 per diluted share for the second quarter of 2016. This year-over-year decline relates primarily to the net dilution associated with the sale of five non-core assets and the transition to the lender of three Tier 2 encumbered assets since the beginning of the second quarter of 2016.

Comparable net operating income (“NOI”) for the Company’s total portfolio decreased 1.9% during the second quarter of 2017, compared to a year ago. Comparable NOI growth for the Company’s 37 Tier 1 enclosed retail properties was relatively flat during the second quarter of 2017, compared to a year ago, demonstrating stable performance. Comparable NOI for the Company’s 51 community centers increased 2.8% in the second quarter of 2017, compared to a year ago. Collectively, the Company’s Tier 1 enclosed retail properties and community centers comprise 80% of total portfolio NOI.

Reconciliations of FFO, AFFO and comparable NOI (non-GAAP measures) to GAAP measures are included in this release.

Operational Highlights

Ending occupancy for the total portfolio was 92.3% as of June 30, 2017, as compared to 93.0% a year ago. Ending occupancy for the enclosed retail properties was relatively flat compared to a year ago, which includes Tier 1 enclosed retail properties which ended the quarter at 92.6%, an increase of 30 basis points. Ending occupancy for the community center portfolio was 95.0% as of June 30, 2017, compared to 96.5% a year ago.

Base rent per square foot for the total portfolio was $21.63, an increase of 0.1%, compared to a year ago. Inline store sales at the Company’s enclosed retail properties were $368 per square foot for the twelve months ended June 30, 2017, compared to $376 per square foot for the same period a year ago. Operating metrics by asset group can be found in the second quarter 2017 Supplemental Information report available on the Company’s website.

Financial Activity

O’Connor Joint Venture

During the second quarter, the Company completed the formation of a second joint venture with O’Connor. The seven properties in the joint venture are: Arbor Hills located in Ann Arbor, Michigan; Classen Curve/Nichols Hills Plaza/The Triangle at Classen Curve (“Oklahoma City Properties”) located in Oklahoma City, Oklahoma; Gateway Center located in Austin, Texas; Malibu Lumber Yard, located in Malibu, California; Palms Crossing located in McAllen, Texas; The Arboretum located in Austin, Texas; and The Shops at Arbor Walk located in Austin, Texas. The transaction valued the properties at $598.6 million before additional closing adjustments and debt assumptions.

Under the terms of the joint venture agreement, the Company retained a non-controlling 51% interest in the joint venture and sold the remaining 49% to O'Connor. The transaction generated net proceeds to the Company of approximately $350.8 million (including net proceeds from the new mortgage loans on The Arboretum, Gateway Centers, and Oklahoma City Properties), which were used to reduce the Company's outstanding debt and for general corporate purposes.

Dispositions

On May 16, 2017, the Company completed the sale of an 80,000 square foot vacant anchor parcel at Indian Mound Mall, located in Heath, Ohio, to an unaffiliated private real estate investor for a purchase price of approximately $0.8 million.

On June 7, 2017, the Company completed the sale of Morgantown Commons, located in Morgantown, West Virginia, to an unaffiliated private real estate investor for a purchase price of approximately $6.7 million. During the six months ended June 30, 2017, the Company recorded a non-cash impairment charge of approximately $8.5 million related to the sale of Morgantown Commons.

Mortgage Loans

On April 25, 2017, the Company completed a discounted payoff of the $87.3 million mortgage loan secured by Mesa Mall, located in Grand Junction, Colorado for $63.0 million. The debt yield on the previous mortgage loan was approximately 9% with an effective yield on the reduced payoff of approximately 13%. This accretive financial transaction resulted in the Company retaining Mesa Mall, a dominant enclosed retail venue in a secondary market.

On May 10, 2017, and prior to the formation of the second joint venture with O’Connor, the Company closed on non-recourse mortgage loans encumbering The Arboretum, Gateway Centers, and Oklahoma City Properties. All three loans have a 10-year term with a blended interest rate of 4.0%. These loans were deconsolidated during the second quarter in connection with the joint venture with O’Connor.

Redevelopment Highlights

The Company continues to expect redevelopment spending, including the pro-rata share of joint venture properties of approximately $125 million in 2017. Major redevelopment projects recently announced include:

•
Markland Mall, located in Kokomo, Indiana - The approximately $17 million project is anchored by the addition of several new open air tenants. As part of the approximately 84,000-square-foot renovation, the Company is in discussions with new tenants for spaces that will be created in a former department store space. The high visibility anchor space was previously occupied by Sears which closed following a lease expiration. Potential new uses for replacing the former department store include big box retail, entertainment and grocery. In addition, redeveloped outparcel spaces will create the opportunity to add new restaurants. The project is expected to add approximately 10 new tenants and be completed in 2018.

•
Great Lakes Mall, located in Mentor, Ohio - The approximately $15 million project is anchored by the addition of a 50,000-square-foot Round 1, a fast-growing family entertainment concept. The Company also is in discussions with new tenants for a restaurant space that will be created adjacent to Round 1. The high-visibility anchor space was previously occupied by a Dillard’s Men’s Store. Dillard’s made the decision earlier this year to consolidate its stores at the center into a single renovated anchor space. In addition, a redeveloped outparcel will provide an opportunity to add a second new restaurant. The project is expected to be completed in 2018.

•
Classen Curve located in Oklahoma City, Oklahoma - The approximately $11.5 million expansion will add around 30,000 square feet to an already vibrant lifestyle center and is expected to open in two phases starting in the fourth quarter of 2017. As part of the expansion, Classen Curve will welcome several first-to-market retailers. The costs for the Classen Curve project will be shared pro rata with O’Connor, with Washington Prime Group funding 51% of the project spend.

2017 Guidance

The Company increased its guidance for fiscal 2017 net income attributable to common shareholders to the range of $1.19 to $1.27 per diluted share, and reaffirmed guidance for FFO, as adjusted, in the range of $1.64 and $1.70 per diluted share. The update to guidance for net income primarily relates to a gain on debt extinguishment previously projected to occur in 2018.

Primarily due to retailer bankruptcies that occurred during the second quarter of 2017, the Company now expects to deliver comparable NOI growth at the low end of its original guidance range of 0.0% to 1.5% for the year ending December 31, 2017. Apart from the impact from retailer bankruptcies, as well as the adjusted timing of an unsecured debt issuance, there were no other major changes to key guidance assumptions for 2017.

The following table provides the reconciliation for the expected range of GAAP estimated net income attributable to common shareholders per diluted share to non-GAAP estimated FFO per diluted share, as adjusted, for the year ending December 31, 2017:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$1.19	$1.27
Add: First quarter impairment charge	0.04	0.04
Less: Gain on sale of interests in properties	(0.57)	(0.57)
Depreciation and amortization including share of unconsolidated entities	1.31	1.30
Estimated FFO per diluted share	$1.97	$2.04
Less: Gain on debt extinguishment, net	(0.33)	(0.34)
Estimated FFO per diluted share, as adjusted	$1.64	$1.70

The following table provides a reconciliation of the expected operating income from GAAP financial statements to the Company’s non-GAAP NOI projections for the year:

(Dollars in thousands)
Year Ending December 31, 2017
Operating income	$212,000
Depreciation and amortization, consolidated properties	253,000
Impairment charge	8,500
General and administrative	34,000
Management fees and property allocated corporate expense	20,000
Pro-rata share of unconsolidated joint venture in comp NOI	62,000
Non-comparable properties and other (1)	(33,500)
Projected comparable NOI	$556,000

Projected comparable NOI year-over-year growth (2)	0.0%

(1) Includes fee income, termination and outparcel sales projections, insurance proceeds, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2016 comparable NOI adjusted for actual and projected property dispositions was $556 million.

For the third quarter of 2017, the Company estimates net income attributable to common shareholders to be in the range of $0.20 to $0.23 per diluted share and adjusted FFO to be in the range of $0.39 to $0.41 per diluted share.

A reconciliation of the range of GAAP estimated net income per diluted share to non-GAAP estimated FFO per diluted share for the third quarter of 2017 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.20	$0.23
Depreciation and amortization including share of unconsolidated entities	0.32	0.31
Estimated FFO per diluted share	$0.52	$0.54
Less: Gain on debt extinguishment, net	(0.13)	(0.13)
Estimated FFO per diluted share, as adjusted	$0.39	$0.41

Earnings Call and Webcast on July 27
Washington Prime Group will host a conference call at 11:00 a.m. ET on Thursday, July 27, 2017, to discuss the Company’s second quarter results. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for the conference call is 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 45951853. The live audio webcast of the call will be available on the investor relations section of the Company’s website at www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode is 45951853, beginning on Thursday, July 27, 2017, at approximately 1:00 p.m. ET through midnight on Thursday, August 10, 2017.

Supplemental Information
For additional details on Washington Prime Group’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (“SEC”) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Learn more at www.washingtonprime.com. Trademark applications have been filed with the U.S. Patent and Trademark Office (“USPTO”) for the names “Washington Prime Group,” “Shelby’s Sugar Shop” and “Tangible” and are currently pending. In addition, provisional patent applications have been filed with the USPTO for the “Tangible” concept.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures

This press release includes FFO, AFFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, AFFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest. The Company also discusses FFO, as adjusted, or AFFO. Descriptions of items adjusted are provided in the press release. Certain items, such as merger, restructuring and transaction related costs and gain on debt extinguishment, while included in FFO and net income, do not affect the ongoing performance of the properties and have been excluded from AFFO to enhance comparability.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s)

bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

###

CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Minimum rent	$129,433	$141,257	$266,549	$284,362
Overage rent	1,299	1,911	4,131	5,368
Tenant reimbursements	52,121	59,410	108,911	117,366
Other income	6,318	3,160	11,974	8,673
Total revenues	189,171	205,738	391,565	415,769

Expenses:
Property operating	(35,164)	(39,525)	(72,408)	(83,459)
Real estate taxes	(23,253)	(26,397)	(49,260)	(50,888)
Advertising and promotion	(2,275)	(2,597)	(4,427)	(4,829)
Total recoverable expenses	(60,692)	(68,519)	(126,095)	(139,176)
Depreciation and amortization	(66,620)	(69,232)	(134,131)	(140,635)
Provision for credit losses	(1,903)	(1,763)	(3,484)	(2,495)
General and administrative	(9,091)	(9,432)	(17,919)	(20,236)
Merger, restructuring and transaction costs	—	(29,914)	—	(29,914)
Impairment loss	—	—	(8,509)	—
Ground rent	(996)	(1,043)	(2,027)	(2,100)
Total operating expenses	(139,302)	(179,903)	(292,165)	(334,556)

Operating Income	49,869	25,835	99,400	81,213

Interest expense, net	(31,281)	(34,466)	(63,769)	(71,814)
Gain on extinguishment of debt, net	21,221	34,078	21,221	34,078
Income and other taxes	(522)	(114)	(2,548)	(1,093)
Loss from unconsolidated entities, net	(172)	(508)	(616)	(1,669)
Gain (loss) on disposition of interests in properties, net	125,385	(88)	125,436	(2,297)

Net income	164,500	24,737	179,124	38,418

Net income attributable to noncontrolling interests	25,525	3,422	27,339	5,081
Net income attributable to the Company	138,975	21,315	151,785	33,337
Less: Preferred share dividends	(3,508)	(3,508)	(7,016)	(7,016)
Net income attributable to common shareholders	$135,467	$17,807	$144,769	$26,321

Earnings per common share, basic	$0.73	$0.10	$0.78	$0.14
Earnings per common share, diluted	$0.72	$0.10	$0.77	$0.14

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	June 30, 2017	December 31, 2016

Assets:
Investment properties at cost	$5,832,553	$6,245,414
Construction in progress	37,957	49,214
	5,870,510	6,294,628
Less: accumulated depreciation	2,095,958	2,122,572
	3,774,552	4,172,056

Cash and cash equivalents	76,759	59,353
Tenant receivables and accrued revenue, net	92,767	99,967
Real estate assets held-for-sale	—	50,642
Investment in and advances to unconsolidated entities, at equity	458,203	458,892
Deferred costs and other assets	216,519	266,556
Total assets	$4,618,800	$5,107,466

Liabilities:
Mortgage notes payable	$1,417,526	$1,618,080
Notes payable	248,000	247,637
Unsecured term loans	1,334,997	1,334,522
Revolving credit facility	—	306,165
Accounts payable, accrued expenses, intangibles, and deferred revenues	268,673	309,178
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,287,609	3,833,995

Redeemable noncontrolling interests	3,265	10,660

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,238,070	1,232,638
Accumulated deficit	(295,310)	(346,706)
Accumulated other comprehensive income	5,157	4,916
Total stockholders' equity	1,150,512	1,093,443
Noncontrolling interests	177,414	169,368
Total equity	1,327,926	1,262,811
Total liabilities, redeemable noncontrolling interests and equity	$4,618,800	$5,107,466

CALCULATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Funds from Operations ("FFO"):
Net income	$164,500	$24,737	$179,124	$38,418
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(7,136)	(7,136)
Real estate depreciation and amortization, including joint venture impact	75,079	76,900	149,600	156,312
Noncontrolling interest portion of depreciation and amortization	—	(40)	—	(79)
(Gain) loss on disposition of interests in properties, net and impairment loss	(125,385)	88	(116,927)	2,297
Net loss attributable to noncontrolling interest holders in properties	—	8	—	14
FFO	$110,626	$98,125	$204,661	$189,826

Adjusted Funds from Operations:
FFO	$110,626	$98,125	$204,661	$189,826
Merger, restructuring and transaction costs	—	29,914	—	29,914
Gain on extinguishment of debt, net	(21,221)	(34,078)	(21,221)	(34,078)
Adjusted FFO	$89,405	$93,961	$183,440	$185,662

Weighted average common shares outstanding - diluted	222,264	220,649	222,034	220,524

FFO per diluted share	$0.50	$0.45	$0.92	$0.86
Total adjustments	$(0.10)	$(0.02)	$(0.10)	$(0.02)
Adjusted FFO per share	$0.40	$0.43	$0.83	$0.84

NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Variance $	2017	2016	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$49,869	$25,835	$24,034	$99,400	$81,213	$18,187

Depreciation and amortization	66,620	69,232	(2,612)	134,131	140,635	(6,504)
General and administrative and merger, restructuring and transaction costs	9,091	39,346	(30,255)	17,919	50,150	(32,231)
Impairment loss	—	—	—	8,509	—	8,509
Fee income	(1,941)	(1,765)	(176)	(3,523)	(3,213)	(310)
Management fee allocation	37	3,159	(3,122)	513	6,769	(6,256)
Pro-rata share of unconsolidated joint ventures in comp NOI	14,828	8,700	6,128	26,733	19,863	6,870
Property allocated corporate expense	3,497	3,439	58	6,409	6,805	(396)
Non-comparable properties and other (1)	(2,333)	(1,919)	(414)	(5,496)	(4,913)	(583)
NOI from sold properties	(326)	(6,821)	6,495	(1,854)	(15,531)	13,677
Termination income and outparcel sales	(1,944)	(86)	(1,858)	(3,053)	(436)	(2,617)
Straight-line rents	(377)	(146)	(231)	(831)	100	(931)
Ground lease adjustments for straight-line and fair market value	25	(5)	30	30	(10)	40
Fair market value and inducement adjustments to base rents	(2,845)	(2,107)	(738)	(5,046)	(3,964)	(1,082)
Comparable NOI	$134,201	$136,862	$(2,661)	$273,841	$277,468	$(3,627)
Comparable NOI percentage change			-1.9%			-1.3%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses, as well as insurance proceeds received in the periods presented. Furthermore, Southern Hills Mall is removed as the management and leasing of the property was transferred to the receiver during the fourth quarter of 2016, although title to the property is still held by an affiliate of the Company.